Exhibit 5.1

The Law Offices of William M. Holbrook, Esq.
8162 Manitoba Street, Suite 109
Playa Del Rey, CA 90293
(310) 985-0285 (telephone)
(310) 388-5201 (fax)

   April 3, 2008

VoIP Talk, Inc.
3411 Avenue “L”
Brooklyn, New York 11210
Attention: Alex Brecher, President

Ladies and Gentlemen:

We have acted as counsel to VoIP Talk, Inc., a Nevada corporation (the "Company"), in connection with the registration with the Securities and Exchange Commission (the "Commission") on Amendment No. 1 to Form S-1 of 383,000 shares of the Company's common stock, par value $0.0001 (the "Shares"), which have been issued to certain selling shareholders. In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance of the Shares, the Company's Articles of Incorporation, the Bylaws of the Company and such other documents and matters as we have deemed necessary or appropriate to render the following opinion.

Based upon that review, it is our opinion that the Shares are validly issued, fully paid and non-assessable shares of common stock of the Company under Nevada law, including the statutory provisions of the Nevada General Corporation Law.

We hereby consent to the use of this opinion in Amendment No. 1 to registration statement filed with the Commission in connection with the registration of the Shares and to reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement and the prospectus included therein.

Respectfully submitted,

/s/ The Law Offices of William M. Holbrook, Esq.
The Law Offices of William M. Holbrook, Esq.